TECHNE CORPORATION ANNOUNCES ACQUISITION

Minneapolis/April 4, 2011/--Techne Corporation (NASDAQ: TECH) announced today that as of April 1, 2011, its R&D Systems subsidiary has acquired the assets of Boston Biochem, Inc., a leading developer and manufacturer of innovative ubiquitin-related research products. These products provide biomedical researchers the tools that facilitate and accelerate basic research and drug discovery efforts. R&D Systems Europe simultaneously acquired the assets of Boston Biochem Limited, a United Kingdom based company that serves as the European markets distributor of the Boston Biochem, Inc. products. R&D Systems is a leading developer and manufacturer of purified cytokines (proteins), antibodies and assay kits which are sold to biomedical researchers and clinical research laboratories.

Boston Biochem was founded in 1997 and currently offers over 800 ubiquitin-related products. The Ubiquitin Proteasome Pathway is the principal system for protein degradation and signaling in eukaryotic cells. Ubiquitination also affects proteasome-independent events such as protein localization, activity and function. These pathways are central to the regulation of almost all cellullar processes. Ubiquitin and related pathways are associated with the regulation of numerous disease states including multiple cancers, diabetes, Parkinson', Alzheimer's, cystic fibrosis, Angelman's syndrome, Liddle syndrome and Wilson's disease.

The acquisitions will enhance and supplement the depth and breadth of R&D Systems' product offering and will augment its ability to serve research scientists, as well as leverage its marketing, sales and distribution capabilities with this important product class.

Boston Biochem, Inc. and Boston Biochem Limited had combined product sales of about $2.5 million in calendar 2010 and, therefore, the acquisitions will not have a material effect on Techne Corporation's fourth quarter fiscal year 2011 or fiscal 2012 sales. The acquisitions are expected to be slightly dilutive (less than $0.02/share) to Techne Corporation's fiscal year ending June 30, 2012 net earnings due to the impact of acquisition accounting. The Boston Biochem assets were acquired for cash.

Tom Oland, President and CEO of Techne Corporation, said "The interest in ubiquitin and ubiquitin-related research is rapidly expanding, as evidenced by the increasing number of ubiquitin-related scientific publications. I strongly believe there is significant potential synergy associated with these acquisitions and our current business. Boston Biochem has earned a reputation as a premier developer of high quality reagents for research scientists and they have established themselves as a key supplier to those conducting ubiquitin-related research. With these acquisitions we will be able to expand our reputation for offering high quality research reagents throughout the world."

Boston Biochem founder and President, Francesco Melandri, added "The transaction with Techne Corporation is strategically ideal for Boston Biochem. The importance of ubiquitin in the regulation of disease continues to grow and with this comes large and continuing increased in demand for discovery tools worldwide. Techne's commitment to ubiquitin-related research coupled to support of Boston Biochem's development capabilities will significantly accelerate our ability to expand and meet these research needs, for both basic and drug discovery. I have every confidence that this strategy will allow the Boston Biochem brand to maintain its leadership and reputation worldwide in this critical area of study well into the future."

Mr. Melandri will continue to lead the ongoing product development of ubiquitin-related products and will remain active in promoting and enhancing relationships with customers and the ubiquitin research communities.


Our press releases may contain forward-looking statements within the meaning of the Private Litigation Reform Act. Forward-looking statements contained in this press release relate our expectations as to the strategic and financial impact of the Boston Biochem transaction. Forward-looking statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the integration of the Boston Biochem operations, the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

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Techne Corporation has two operating subsidiaries: Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific) located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacifc is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:
Greg Melsen, Chief Financial Officer
Kathy Backes, Controller
(612) 379-8854